Exhibit 99.1

FOR RELEASE: Tuesday, February 17, 2015

Berkeley Heights, NJ

February 17, 2015

AUTHENTIDATE REPORTS FISCAL 2015 SECOND QUARTER RESULTS

Revenue Increases 28% Sequentially

Gross Margin Improves Year-over-Year

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month and six-month periods ended December 31, 2014.

Business Highlights for the Second Quarter and Subsequent Events:

•	Revenue increased 28% compared to fiscal first quarter.

•	Improved gross margin for the quarter to approximately 44.2% compared to 35.5% for the prior year quarter and 43.6% for the first quarter of fiscal 2015.

•	Awarded multi-year commercial group purchasing agreement by alliance of hospitals for our telehealth solutions.

•	InscrybeMD® telehealth solution expanded to several Florida Hospital locations.

•	Pocono Medical Center selected InscrybeMD telehealth solution to extend clinical care to their patients.

•	Completed short-term debt financing transactions for gross proceeds of $1.2 million.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “During the second quarter we saw a clear acceleration in sales growth of our telehealth products and services to the VA which was a major catalyst for our double-digit sequential revenue growth. Although we have experienced first-hand how large contracts of this nature can fluctuate in terms of the speed of deployment and changing system requirements, which impact our revenues, we believe there are significant opportunities for growth with this important customer and we remain committed to serving their needs. Additionally, we believe recent industry developments, federal budget allocations, VA publications, market trends and regulatory reforms continue to signal significant growth in demand for the products and services we offer. As the size of our addressable market increases and government and commercial market customers continue to refine the standards for the solutions they select, we will continue to offer innovative products and services to meet these emerging needs and believe we are well positioned to capture our fair share of the substantial market opportunity before us.”

“Subsequent to quarter end, we announced commercial contract signings for our InscrybeMD telehealth solution,” continued Mr. Benjamin. “Three additional Florida Hospital locations have selected our solution which expands the use of our products and services within the Florida Hospital organization and we added Pocono Medical Center as a new customer. In addition, we are partnering with Premier, Inc. to allow its member hospitals, clinics and other healthcare organizations to take advantage of special pricing and terms in the procurement of our solutions. As evidenced by these awards, healthcare providers recognize the value of our offerings and the positive outcomes that can be achieved for their patients. Clearly, we are gaining some traction in the commercial market and we are seeing increasing interest in our products and services. Diversification of our revenue is an important focus for the company as we move forward, and I am encouraged with our early progress in this regard.”

“Also, after the quarter, the Centers for Medicare and Medicaid Services introduced the long awaited telehealth reimbursement codes that allow physicians to bill for remotely monitoring patients with chronic conditions,” added Mr. Benjamin. “More importantly, we expect that new codes to allow providers to seek reimbursement for the monthly fees associated with remote monitoring products and services are forthcoming. We believe that these are positive developments for healthcare technology providers and will help to accelerate our commercial market growth as physicians prescribe and organizations deploy our solutions.”

“Business activity during the second quarter with both government and commercial customers again affirms our strategy and the power of our offerings to the marketplace,” continued Mr. Benjamin. “While we are not satisfied with current revenue levels, or the pace of our growth, we continue to see clear signs that our solutions are well positioned to meet the needs of healthcare professionals, and that the overall opportunity for our offerings is growing significantly. Our focus remains the same, growing sales of our telehealth products and services to the VA and growing our sales in the commercial healthcare market to achieve long-term growth and profitability.”

Second Quarter Financial Results

Revenues for the quarter ended December 31, 2014 were $1.3 million compared to $1.5 million for the prior year period. The decrease in revenues for the quarter is due to lower transaction volumes from our hosted software services and lower telehealth equipment sales. Revenues for the second quarter increased approximately 28% compared to the first quarter of fiscal 2015 due to an increase in revenues from telehealth products and services.

Operating loss for the quarter ended December 31, 2014 was $2.1 million compared to $1.5 million for the prior year period. Net loss for the quarter was $2.1 million, or $0.05 per share, compared to $1.6 million, or $0.07 per share, for the prior year period. The increases in operating loss and net loss for the quarter are due primarily to the increase in SG&A and product development expenses, largely due to increased sales and support headcount, consulting and stock compensation expenses which offset lower investor relations and selling expenses.

Year-to-Date Financial Results

Revenues for the six months ended December 31, 2014 were $2.4 million compared to $3.3 million for the prior year period. The decrease in revenues for the period is due primarily to lower telehealth equipment sales and lower transaction volumes from our hosted software services.

Operating loss for the six months ended December 31, 2014 was $4.2 million compared to $3.3 million for the prior year period. Net loss for the six month period was $4.2 million, or $0.11 per share, compared to $3.5 million, or $0.16 per share, for the prior year period. The increases in operating loss and net loss for the six month period are due primarily to the increase in SG&A and product development expenses, largely due to higher personnel, consulting and stock compensation expenses which offset lower investor relations and selling expenses.

Mr. Benjamin concluded, “We are continuing to see an improvement in our gross margin as the mix of our revenues shifts to higher-margin service revenues. Although revenues were lower, gross margin dollars were higher for the quarter and year-to-date periods compared to the prior year which demonstrates the leverage in our business model. We are also starting to see some return on our investment in additional sales and support personnel as revenues are starting to move in the right direction. Our pipeline is growing and we remain excited about the opportunities for our company.”

Balance Sheet

We have recently completed short-term debt financing transactions resulting in gross proceeds of $1.2 million. Further we are continuing to explore additional transactions to improve our capital position. As of December 31, 2014 cash and cash equivalents were approximately $623,000 and the company had working capital of approximately $824,000 before giving effect to the recent financing transactions.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

- Financial Tables Follow -

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	December 31, 2014 (Unaudited)	June 30, 2014

Assets
Current assets
Cash and cash equivalents	$623	$1,084
Restricted cash	256	256
Marketable securities	—	210
Accounts receivable, net	424	508
Inventory	2,756	2,937
Prepaid expenses and other current assets	211	259

Total current assets	4,270	5,254
Property and equipment, net	412	448
Other assets
Licenses, net	1,918	1,933
Other assets, net	539	593

Total assets	$7,139	$8,228

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,364	$2,806
Deferred revenue	82	78

Total current liabilities	3,446	2,884
Long-term deferred revenue	111	126

Total liabilities	3,557	3,010

Commitments and contingencies
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 665 shares issued and outstanding on December 31, 2014 and June 30, 2014, respectively	69	69
Common stock, $.001 par value; 100,000 shares authorized, 41,756 and 38,511 shares issued and outstanding on December 31, 2014 and June 30, 2014, respectively	42	39
Additional paid-in capital	204,254	201,492
Accumulated deficit	(200,783)	(196,382)

Total shareholders’ equity	3,582	5,218

Total liabilities and shareholders’ equity	$7,139	$8,228

- More -

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share data)	2014	2013	2014	2013

Revenues
Hosted software services	$481	$559	$989	$1,198
Telehealth products and services	866	902	1,410	2,068

Total revenues	1,347	1,461	2,399	3,266
Operating expenses
Cost of revenues	751	942	1,344	2,237
Selling, general and administrative	2,105	1,608	4,116	3,470
Product development	369	264	739	505
Depreciation and amortization	210	192	399	378

Total operating expenses	3,435	3,006	6,598	6,590

Operating loss	(2,088)	(1,545)	(4,199)	(3,324)
Other expense, net	—	(32)	—	(127)

Net loss	$(2,088)	$(1,577)	$(4,199)	$(3,451)

Basic and diluted loss per common share	$(0.05)	$(0.07)	$(0.11)	$(0.16)

Comprehensive operations
Net loss	$(2,088)	$(1,577)	$(4,199)	$(3,451)

Comprehensive loss	$(2,088)	$(1,577)	$(4,199)	$(3,451)

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